                                                                   Exhibit 10.36
10.66c

                                                           DATE: JANUARY 1, 1999




ATTENDANCE PROGRAM

In the interest of fairness to all employees, we have amended the attendance program as follows:

In order to service our customers, Serta Mattress Company expects proper attendance from its employees. Because of this commitment to our customers, we have developed a "No-Fault" system.

Jury duty, bereavement, military service, work related injury and hospitalization will be treated as a leave of absence. All other incidences will be considered and scheduled accordingly. Any tardiness, early departure or absence will be counted under this program.

A total of two (2) points will be allowed in a rolling 90 day period. Absence with a doctor note or tardiness or early departure initiated by an employee will result in a half (1/2) point assessment. Any absence, excluding the above mentioned, will result in a one (1) point assessment with an additional half (1/2) point assessment for failing to notify the company of the absence, at least 30 minutes after the start of shift.

If an employee misses more than one consecutive work day and complies with the attendance program, including presenting a doctors note upon return, the incident will be considered as a single occurrence worth half (1/2) point. However, failure to call in on three consecutive working days will result in an immediate dismissal.

Disciplinary procedures for excessive absenteeism are as follows :

         Two (2) points       -    written warning
         Three (3) points     -    one (1) day suspension without pay
         Four (4) points      -    3 day suspension without pay
         Five (5) points      -    dismissal

Remember, coming to work is your responsibility and as long as you stay within the guidelines, no questions are asked.

                                   1997 - 1999
                              COLLECTIVE AGREEMENT




              BETWEEN :


                      STAR BEDDING PRODUCTS (1986) LIMITED


                                     - AND -


                         UNITED STEELWORKERS OF AMERICA
                                    LOCAL 400

                                      INDEX

Article                                                            Page

       1       Purpose of Agreement                                  3
       2       Recognition and Coverage                              3
       3       Management Rights                                     5
       4       Union Rights                                          5
       5       Union Security                                        6
       6       Union Dues Check-Off                                  6
       7       Representation                                        7
       8       Grievance Procedure                                  10
       9       Arbitration                                          11
      10       Discharge Cases and Suspensions                      12
      11       General                                              13
      12       Strikes and Lock-Outs                                14
      13       Seniority                                            15
      14       Loss of Seniority                                    18
      15       Curtailment Procedure                                19
      16       Stand-By Pay                                         20
      17       Wages                                                21
      18       Cost of Living Bonus                                 23
      19       Time Study                                           24
      20       Job Posting                                          27
      21       Hours of Work                                        27
      22       Overtime                                             29
      23       Statutory Holidays                                   29
      24       Vacations With Pay                                   30
      25       Rest Periods                                         32
      26       Jury Duty                                            32
      27       Leave of Absence                                     33
      28       Bereavement Leave                                    35
      29       Key Man                                              35
      30       UIU Health and Welfare Fund                          35

INDEX CONTINUED  -  PAGE  2

Article                                                            Page

      31       Pension Plan                                         36
      32       Bulletin Board                                       36
      33       Safety and Health                                    36
      34       Correspondence                                       37
      35       Technological Change                                 38
      36       Credit Union Check-Off                               38
      37       Copies of Agreement                                  38
      38       Medical Certificate                                  39
      39       Minute of Silence                                    39
      40       Renewal  -  Amendment  -  Termination                39


               Schedule "A" - Job Classifications and Hourly & Base Rates of Pay Letter of Understanding - truck driver
               Letter of Understanding - new hiree

THIS AGREEMENT entered into this             day of               , 19


B E T W E E N :


                      STAR BEDDING PRODUCTS (1986) LIMITED

                       (hereinafter called "the Employer")


- and -


                         UNITED STEELWORKERS OF AMERICA,
                                    LOCAL 400

                        (hereinafter called "the Union")




ARTICLE  1  -  PURPOSE OF AGREEMENT

(a) The parties agree that the purpose of this Agreement is to provide orderly collective bargaining relations between the Employer and the Union, to secure a prompt and equitable disposition of grievances and to eliminate interruption of the Employer's business.

ARTICLE 2  -  RECOGNITION AND COVERAGE

(a) The Employer recognizes the Union as the sole collective bargaining agent for all hourly-rated and piece-work employees, including those on salary, who are engaged in production, shippers and truck drivers, save and except foremen those above the status of foreman and office staff.

(b) The word "employee" or "employees" whenever used in this Agreement shall mean any or all employees, male or female, in the bargaining unit as defined above, except as hereinafter provided.

(c) Foremen Working Persons not covered by the scope of the bargaining unit will not perform work normally performed by members of the bargaining unit except for purposes of instruction, training, when emergencies arise or when bargaining unit employees are not present or available.

(d) Should any of the present operations be moved to a location or locations in Ontario within one hundred and twenty five (125) kilometers of the boundary of Metropolitan Toronto this Agreement shall be extended to cover such locations.

(e) Subcontracting The Union acknowledges that it does not object to the kind of subcontracting which has been done by the Employer.

         As for subcontracting additional kinds of work, the parties wish to avoid subcontracting such work. If work currently being performed by employees in the bargaining unit is to be subcontracted, and if such subcontracting could result in a lay-off of employees from the bargaining unit, the matter will be discussed with the Union.

ARTICLE 3  -  MANAGEMENT RIGHTS

(a) The Union recognizes the right of the Employer to hire, promote and demote, transfer, suspend or otherwise discipline and discharge any employee subject to the terms of this Agreement. However, the Employer shall notify the Service Representative of the Union before discharging or suspending any employee in order to give the Union an opportunity to investigate the case before the actual discharge or suspension takes place.

(b) The Union further recognizes the undisputed right of the Employer to operate its business in all respects in accordance with its commitments and responsibilities. The location of equipment, the products to be manufactured, the schedule of production, the methods, processes and means of manufacturing are exclusively the responsibility of the Employer.


ARTICLE 4  -  UNION RIGHTS

(a) It is agreed that there will be no collection of dues or other activities on the premises of the Employer during working hours, except as permitted by this Agreement. It is further agreed that meetings respecting the Union or its activities shall be held on the premises of the Employer only with the prior approval of the Employer with the exception of meetings of the Union Shop Committee concerning grievances.

ARTICLE 5  -  UNION SECURITY

(a) The Employer agrees that all employees in the bargaining unit who have served a probationary period of sixty (60) days worked shall become and remain members of the Union in good standing as a condition of employment.

(b) Members of the Union herein shall have preference whenever possible when hiring additional employees.

(c) When requested, the Employer will provide the Union with an up-to-date list of employees but not oftener than twice per year. Such list will be mailed to the Union's Toronto Area Office and will contain the employee's latest address, phone number, postal code and social insurance number on file with the Employer.


ARTICLE 6  -  UNION DUES CHECK-OFF

(a) The Employer shall deduct from the pay of each member of the bargaining unit, weekly, such Union dues, fees and assessments as prescribed by the Constitution of the Union.

(b) The Employer shall remit the amounts so deducted, prior to the fifteenth (15th) day of the month following, by cheque, as directed by the Toronto Area Office, payable to the International Treasurer, P.O. Box 13083, Postal Station "A", Toronto, Ontario, M5W 1V7.

(c) The monthly remittance shall be accompanied by a statement showing the name of each employee from whose pay deductions have been made and the total amount deducted for the month. Such statements shall also list the names of the employees from whom no deductions have been made and the reasons why, along with Union Form R115.

(d) The Union agrees to indemnify and save the Employer harmless against all claims or other forms of liability that may arise out of or by reason of deductions made or payments made in accordance with this Article.

(e) The Employer agrees to record the total amount of annual Union dues paid by an employee on his or her T4 Income Tax slip.

ARTICLE 7  -  REPRESENTATION

(a) The Union may appoint and the Employer shall recognize a Committee composed of three (3) employees, one (1) of whom shall be the Chairman of the Committee.

(b) Each Committeeman, at the time of his appointment, shall have at least one (1) year of seniority with the Company.

(c) The Union shall notify the Employer in writing from time to time of the names of the Committeemen and the effective dates of their respective appointments, the names of the former Committeemen who are being replaced, and the name of the Chairman of the Union Shop Committee.

(d) A Committeeman, with the approval of the Employer, shall be permitted during regular working hours, without loss of time at his regular rate of pay, to leave his regular duties for a reasonable period of time to adjust and present grievances. Stewards and Shop Chairman will be afforded reasonable freedom of the shop to properly carry out their duties as the Shop Committee.

         (i) Payment for Negotiating Committee - During negotiations for the renewal of this Collective Agreement the Employer agrees to contribute fifty percent (50%) towards the wages of the Negotiating Committee for negotiation meetings between the parties, up to but not including conciliation and post-conciliation meetings. The Employer will pay the employee the Union's share and bill the Union, and the Union agrees to remit payment to the Employer promptly.

(e) It is hereby agreed and understood that no person is authorized to act as or be deemed to be an authorized agent of any party to this Agreement unless the party appointing such authorized agent has first notified the other in writing of such appointment and the scope of authority of such an agent.

(f) It is hereby agreed and understood that the following persons only shall be deemed the authorized agents of the respective parties for the purpose of performing the terms of this Agreement :

         Duly authorized agents of the Union shall be :

         (i)      The Service Representative of Local 400, and

         (ii) Any other person especially authorized by the United Steelworkers of America whose identity and scope of authority is made known to the Employer by written communication by the United Steelworkers of America.

         (iii) No Agent of the Union is authorized by the International Union to breach or cause a breach of this Agreement or to call or institute a work stoppage of any type, unless same has been authorized in writing by the International President of the Union.

         Duly authorized agents of the Employer shall be :

         (i)      The Manager and/or Superintendent of the plant.

         (ii) Any other person authorized by the Employer to act as his agent whose identity and scope of authority has been made known to the International Union and to the Local Union by written communication from said Employer.

ARTICLE 8  -  GRIEVANCE PROCEDURE

(a) It is the mutual desire of the parties hereto that complaints shall be adjusted as quickly as possible, and it is understood that no employee has any grievance until he has first given his foreman an opportunity of adjusting his complaint.

(b) Should any employee have a complaint that he has been unable to settle with the foreman, the matter may be taken up in writing, within two (2) full working days by the aggrieved employee who shall be accompanied by a steward with the Factory Manager.

(c) Failing settlement of the grievance, with the Factory Manager, the matter may be taken up within ten (10) working days between the Union Shop Committee and the General Manager.

(d) A duly authorized officer or representative of the Union shall have the right of access to the workers at any time for the purpose of discussing Union business provided he first identifies himself at the office of the Company and provided also that the work in the plant is not thereby interfered with by such access.

(e) Any difference or grievance arising directly between the Employer and the Union may be submitted at a meeting between representatives of the Employer and the Union, called by either party on five (5) days notice for that purpose.

(f) At any stage of the grievance procedure, including arbitrations, the conferring parties may have the assistance of the employee or employees concerned and any necessary witnesses, and all reasonable arrangements will be made to permit the conferring parties to have access to the plant to view disputed operations and to confer with the necessary witnesses.

(g) Any and all time limits set forth in this Article and Article 9 may, at any time, be extended by mutual agreement between the parties hereto.


ARTICLE 9  -  ARBITRATION

(a) Failing settlement under the grievance procedure of any difference concerning the interpretation or alleged violation of this Agreement, the matter in dispute may be taken to arbitration provided that if no written request is received within ten (10) days after the final decision is given under the grievance procedure, it shall be deemed to have been settled or abandoned.

(b) When either party requests arbitration as hereinafter provided, it shall make such request in writing. The arbitrator shall be selected in accordance with the provisions of the Ontario Labour Relations Act.

(c) No matter may be submitted to arbitration which has not been properly carried through the grievance procedure.

(d) The arbitrator shall not be authorized to make any decision inconsistent with the provisions of this Agreement or to alter, modify or amend any part of this Agreement.

(e) The proceedings of the arbitrator will be expedited by the parties hereto and the decision of the arbitrator shall be final and binding upon the parties hereto.

(f) The parties hereto will each bear one-half (1/2) of the expenses of the arbitrator appointed by them.


ARTICLE 10  -  DISCHARGE CASES AND SUSPENSIONS

(a) New employees shall be considered as probationary employees for the first sixty (60) days worked of their employment.

(b) A claim by a seniority employee that he has been unjustly discharged shall be treated as a grievance provided a written statement of such grievance is lodged with the Employer within five (5) days after the employee ceased to work for the Employer.

(c) Such grievance shall be settled by confirming the Employer's action in dismissing the employee, or by reinstating the employee with full compensation for time lost or by any other arrangement which is just and equitable.

ARTICLE 11  -  GENERAL

(a) No individual contract or agreement shall be made between the Employer and any employee for work covered by this Agreement, except upon prior consultation and written approval of the Union. Any such agreement or arrangement shall not supersede, waive or nullify any of the provisions contained in this Agreement.

(b) The Employer agrees to endeavour to notify the Chairman of the Union Shop Committee of any proposed change in the status of any employee's hours of work, wages, seniority standing, department transfer, and if anyone is to perform work outside of the scheduled working days.

(c) On the request to the Employer by the Chairman of the Union Shop Committee, the said Chairman shall have the privilege to examine the pay records of any employee in the case of any grievance, which involves any of the said employees.

(d) In order to enhance employees' pride in the workplace, employees will be required to identify their pieces produced by methods such as initialing or stamping the reverse side of the product lawtag. The intent of this clause is not to discipline an employee, however management reserves its right to monitor an employee's performance.

ARTICLE 12  -  STRIKES AND LOCK-OUTS

(a) In view of the orderly procedure for settling grievances the Employer agrees that it will not cause or direct any lock-out of the employees.

(b) The Union agrees that it will not authorize any strike, slowdown or any other stoppage of work, partial or complete, by individual or collective action.

(c) Any employee or employees instigating or taking part in any such strike, slowdown, or other stoppage of work may be discharged by the Employer subject to any rights that the employee may have under the terms of the grievance procedure.

(d) It is mutually agreed and understood that neither party shall be held responsible for any damages caused by the act or conduct of any individual or group of individuals who are acting or conducting themselves in violation of the terms of the within section or any other provisions of this Agreement which action or conduct has not been done by agents of the parties as herein named and specified and which has not been specifically authorized in writing by the principals to this Agreement.

(e) It is further mutually agreed that such individuals acting or conducting themselves in violation of the terms of this Agreement without written authorization or ratification by the International President of the Union may be disciplined by the parties hereto.

ARTICLE 13  -  SENIORITY

(a) An employee will be considered on probation and will not be placed on the seniority list until after he has worked a total of sixty (60) days for the Employer. By mutual agreement between the Union and the Employer, the probationary period may be extended by one month.

         After the employee has completed his probationary period, his name shall be placed on the seniority list and his seniority shall commence from the date of last hiring.

(b) In promoting to higher paid or better jobs with equal pay, transferring and laying off employees, the seniority standing of each employee in his own department shall be recognized, provided in the opinion of the Employer the employee having the greatest seniority is fully qualified for the job concerned, and further provided that any employee claiming that he has been discriminated against by the Employer in the application of this provision, may have his claim determined in accordance with the grievance procedure.

         An employee who is laid off from his department after the application of the foregoing paragraph will be assigned to displace a less senior employee from one of the classifications listed below provided he is fully qualified for the job concerned. Such employee shall receive the rate of pay for the classification to which he is assigned. The classifications referred to herein are as follows:

         Department  -  Quilting
                     -  Quilter
                     -  Quilter's helper
                     -  Cutter

         Department  -  Sewing
                     -  Label sewing
                     -  Flanging operator
                     -  Blind stitching
                     -  Border operator
                     -  Foundation capper
                     -  Utility sewer

         Department  -  Mattress
                     -  Mattress builder
                     -  Mattress closer
                     -  Foundation upholsterer
                     -  Line feeder

         Department  -  Utility Operator
                     -  Wrapper
                     -  General factory help
                     -  Janitor

         Department  -  Shipping and Receiving
                     -  Shipper
                     -  Receiver
                     -  Truck Driver
                     -  Loader

(c) Employees working on maintenance jobs shall not be subject to layoff unless in the opinion of the Employer, it can dispense with all or any of their services, in which event they shall be subject to layoff on the basis of seniority, as provided above.

(d)      (i)      If any employee is transferred from one department to another, he shall not incur loss of seniority in the department from which he is transferred for a period of ninety (90) days from the date of transfer and from that time on departmental seniority shall govern.

         (ii) An employee, who is laid-off for longer than ten (10) working days and having greater seniority than another employee in a different department shall displace the said less senior employee provided that;


                  (a) the employee with the greater seniority has in the opinion of the Employer, the necessary ability, skill and productivity equal to the less senior employee being displaced, and;

                  (b) the said senior employee must be able, in the opinion of the Employer, to demonstrate productivity and an acceptable quality level within two (2) days if the said employee has ten (10) years or less seniority or within five (5) days if he has greater than ten (10) years seniority. The employee, once successful will carry his full seniority to the new department.

(e) During slack periods, available work shall so far as is practicable, be divided in each department so long as there is available thirty-two
         (32) hours of weekly work for the department.

(f) An employee may obtain a written leave of absence without loss of seniority during slack periods in the Employer's business provided that he returns to work upon being notified by the Employer.

(g) Promotions to supervisory positions shall not be subject to the provisions of this Agreement.

(h) When an employee is promoted, demoted, or transferred and his seniority standing is affected, the Employer shall notify the Union if there is any change in the employee's seniority.

(i) An employee shall not lose any seniority because of absence due to sickness not exceeding one year provided that upon his return, he is qualified for the work, and if requested, furnishes the employer with a satisfactory medical certificate.



(j)      (i)      In the event of a layoff the three (3) members of the Union
                  Shop Committee shall have plant-wide seniority provided each member thereof is qualified to perform the available work.
                  Stewards shall be continued at work in their respective departments so long as there is available work, provided the Steward is able to satisfactorily perform the work available at that time and provided the said Steward will accept the rate of pay for the work that is available at the time.

         (ii) When a member of the Union Shop Committee is temporarily transferred due to a layoff, the said Steward shall maintain his wage rate if the transfer is for five (5) days worked or less.

         If the transfer is longer than five (5) days worked the said Steward will accept the rate of pay for work that is available at the time.

ARTICLE 14  -  LOSS OF SENIORITY

(a) An employee shall lose all seniority and shall be deemed terminated if he :

         (i)      voluntarily quits the employ of the Employer;

         (ii)     is justifiably discharged;

         (iii) fails to return to work after a layoff within three (3) days of being notified to do so by the Employer or fails to notify the Employer within the same three days of his intention to return to work at a date specified by or agreeable to the Employer; the Employer shall send a duplicate notice to the Union;

         (iv)     having less than one (1) year of seniority is laid off for six
                  (6) months; or having one (1) year or more of seniority is laid off for one (1) year; or having ten (10) years or more of seniority is laid off for eighteen (18) months;

         (v) is absent from work for three (3) days or more without providing a reason in writing which is satisfactory to the Employer and the Union.

(b) It shall be the duty of the employees to notify the Employer and the Union promptly of any change of their address. If an employee fails to do this, the Employer will not be responsible for failure of notice to reach such employee.

ARTICLE 15  -  CURTAILMENT PROCEDURE

(a) If there be a general reduction in the number of employees of the Company, probationary employees shall be the first to be laid off and thereafter layoff shall take place within departments according to the seniority within said departments. Layoff of those holding seniority with the Company shall not take place until it becomes necessary to reduce the number of working hours per week in any one department below thirty-two (32) hours, and before said seniority layoff, the Shop Chairman shall be notified.

(b) When a layoff takes place according to Section (a) above, it shall not be compulsory to call any worker back to work, immediately the work week is increased above the thirty-two
                  (32) hours stipulated, provided, however, that if said increase in hours continues for a period of two weeks, laid off employees shall be called back to work in the inverse order to that in which they were laid off in sufficient numbers so that the work week shall not be reduced below thirty-two (32) hours.

(c) No probationary employees shall be continued at work as long as there is one permanent employee laid off from work in the plant as a whole. This provision is subject to Article 13(b).

ARTICLE 16  -  STAND-BY PAY

(a) Any employee who reports for work at his regular shift and is told by the Employer that there is not work available, shall be paid the equivalent to four (4) hours work at his regular rate; provided that if requested by the Employer, the employee shall perform available work to which he may be assigned, and further provided that this shall not apply in the event of a power or heat failure, fire or other conditions beyond the control of the Employer.

(b) An employee who loses time in any working day due to circumstances beyond his control for downtime such as machine breakdown shall be paid at his classified hourly rate or average hourly earnings for said lost time for the remainder of the one-half (1/2) shift in which the breakdown occurs, but in no case for more than four (4) hours.

         Downtime is when an employee is unable to perform his work due to his machinery and/or tooling being down for repair for more than half an hour and when the company is not able to provide the employee with a substitute machine or tool.

         Downtime will not include disruption to the flow of work and a piece worker in that case may request his supervisor to send him home. If the piece worker performs other work during this down time he or she will be paid base rate.

         A piece worker will not replace a time worker in the case of disruption of work subject to the terms of the collective agreement.

ARTICLE 17  -  WAGES

(a) The Employer and the Union agree that a schedule of wages based on applicable hourly or base rates pertaining to each job classification is attached hereto and part of this Agreement as Schedule "A".

(b) The employer agrees to grant the following monetary improvements to all time workers in the bargaining unit and the increases shall be added to the minimum rates in their respective classifications :

         (i) All time workers will receive a 1-1/2% (one and one half percent) pay increase effective January 1, 1997.

                  All piece workers will receive a 1/2% (one half percent) pay increase effective January 1, 1997.

         (ii) All time workers will receive a 1-1/2% (one and one half percent) pay increase effective January 1, 1998.

                  All piece workers will receive a 1% (one percent) pay increase effective January 1, 1998.

         (iii) All time workers will receive a 1-1/2% (one and one half percent) pay increase effective January 1, 1999.

         All piece workers will receive a 1% (one percent) pay increase effective January 1, 1999.

(c) Any employee presently receiving a rate above the minimum schedule shall not have such rate reduced.

(d) The Employer agrees to pay the minimum wage rates described from time to time under the Employment Standards Act and Regulations to all learners. In addition, the Employer agrees to increase the learner's rate twenty cents ($0.20) per hour every month following the date of commencement of the person's employment until the employee reaches the applicable base rate.

(e) Any employee who is efficient and produces as much as an experienced employee shall be paid the full classified rate immediately.

(f) It is agreed that when experienced employees are hired they shall immediately receive the full classified rate.

(g) In all cases where an employee is engaged in work comprising of more than one of the classifications as set out above, a satisfactory rate shall be established for such employee by the Employer and the Union and such rate after being established shall be set out in writing with a copy given to each of the said parties.

(h) The Employer accepts the principle of equal pay for equal work as between male and female employees.

(i) Piece workers shall receive their average hourly piece-work rate for all authorized time work performed. This shall apply while piece workers are performing their regular work. Piece-work prices shall be established in the presence of the Service Representative of the Union or the Shop Chairman. All prices arrived at shall be set out in writing and issued to both parties.

(j)      Accumulated increases and bonus shall be incorporated within thirty
         (30) days from the signing of the Agreement.

(k) An employee in any department shall not suffer loss of time by reason of a transfer of any work from the section of such employee to another section in the lower-rated category.

(l) The average hourly piece-work rate will be established on October 1st and April 1st in each year and will be based on the six (6) months' previous earnings. The Employer agrees to provide to all piece-workers fifteen (15) days after October 1st and April 1st of each year a full and complete statement of their average hourly earnings for the preceding six-month period.

ARTICLE  18  -  COST OF LIVING BONUS

(Consumer Price Index 1971  =  100)

(a) Each employee in the active employ of the Company on each April 1, during the period of this Agreement, shall receive a lump sum cost of living bonus for the period of the previous October 1, to March 31 of that year of sixteen cents ($0.16) per hour.

(b) Each employee in the active employ of the Company on each October 1, during the period of this contract, shall receive a lump sum cost of living bonus for the period of the previous April 1, to September 30, of that year of sixteen cents ($0.16) per hour.

(c) The C.O.L.A. bonus rate of sixteen cents ($0.16) per hour shall remain in effect until December 31, 1999.

(d) The lump sum cost of living bonuses in paragraphs (a) and (b) hereof are applicable solely to the period for which each is designated and none shall be carried over to a subsequent period and no cost of living bonus shall be folded into any wage rate.

(e) If an employee is on layoff when the payment is made, then if that person returns to work when recalled he/she will get the C.O.L.A. lump sum based on the number of hours he/she worked in the period.

(f) C.O.L.A. payments must be made within four (4) pay periods after they become due.

ARTICLE 19  -  TIME STUDY

         For the purpose of arriving at a proper piece-work price on all new items :

(a) The said new item shall be properly timed commencing at the starting time and ending at the finishing time.

(b) The worker doing the said new item job shall be an experienced average or medium worker and shall be acceptable both to the Employer and the employees concerned, and the piece-work prices shall be calculated on the basis of the actual time taken by the said worker on the third job of any new item, multiplied by the base rate in the Union Agreement plus twenty-five percent (25%) incentive. Should the new job be a similar operation where it is necessary to make more than three (3) jobs to calculate the piece-work price, the Union and the Employer shall agree upon the number of jobs necessary in calculating the said piece-work price.

(c) Should any new jobs so timed in the opinion of either the Union or the Employer appear to be either undertimed or overtimed, either the Union or the Employer shall have the privilege of requesting a retiming of this said new job within a period of four (4) weeks after the said job has been in production and the retiming shall be done under the supervision of a representative of the Union and a representative of the Employer. Failing an agreement, the parties shall bring in an outside competent time study person whose findings shall be final and binding on both parties. In the case the parties fail to agree on the choice of such a competent time study person, either party may request the Minister of Labour to appoint such a person. The fees and expense of the appointee shall be shared equally by the parties.

(d) The job shall be paid for on the basis of the original timing and after the retiming as set out above, the price shall be adjusted up or down; it being understood that under no circumstances shall there be a stoppage of work on any item because of any differences of opinion on the piece-work rate for that item.

(e) It is agreed that should any differences of opinion arise as to the proper timing of any job, a formal grievance may be entered provided that the procedure as set out in paragraph 19, subsection (c) has been carried out as therein set out.

(f) If changes are made in individual elements, a standard adjustment of piece-work rates may be made by the Employer.

(g) All factory job items will be timed and rated in accordance with the MTM (Methods-Time Measurement) standard system. These standards are based on time and motion studies and are independent of any time clocking system. There will be an implementation of an incentive plan based on MTM for the following departments by June 30, 1997.

         -    Quilting
         -    Border operation
         -    Pillowtop sewing
         -    Line Feeding  -   mattress and foundation
         -    Wrapping

         The Company will have the right in consultation with the Union to convert piece workers to MTM standards during the period of this contract. The Company acknowledges that both times and classified hourly rates need to be considered in this conversion.

ARTICLE 20  -  JOB POSTING

(a) It is agreed that when any position covered by this Agreement, new or currently established, is vacant, the Company shall post on the bulletin board for a period of two working days the names and applicable rates for such positions.

(b) Employees shall submit their applications in writing for such positions within the above-mentioned period.

(c) The Company shall select the number of employees required for the positions having consideration for seniority and ability of the applicants.

(d) Failing to fill the positions as set out in the aforementioned procedure within a period of three (3) working days from the date of posting, the Company shall have the right to select an employee from outside the Company.

ARTICLE 21  -  HOURS OF WORK

(a) The standard work week shall consist of forty (40) hours divided as follows : Monday through Friday :

         Time 1
         -    Eight (8) hours per day
         -    7:00 a.m.  to  3:30 p.m. with an interval of 1/2 hour for lunch

         Time 2
         -    Eight (8) hours per day
         -    7:30 a.m.  to  4:00 p.m. with an interval of 1/2 hour for lunch

         Time 3
         -    Eight (8) hours per day
         -    8:00 a.m.  to  4:30 p.m. with an interval of 1/2 hour for lunch


         These times and hours shall not be construed as a guarantee of hours of work per day or per week, or of days of work per week.

         Normal shift times, as listed above, may be changed from time to time at the company's sole discretion. Any time changes (other than those listed above) may not be implemented without the mutual consent of the Union and the Company.

(b) The following outline of penalties shall apply when an employee is late for work :

         0   -  5  minutes late, docked 5 minutes pay,

         6   -  10 minutes late, docked 10 minutes pay,

         11  -  15 minutes late, docked 15 minutes pay and so on.

ARTICLE 22  -  OVERTIME

(a) Overtime shall be performed on a voluntary basis and all authorized work performed in excess of the standard work day, Sundays and statutory holidays shall be considered overtime and shall be paid at the rate of time and one-half of base rate. The standard work week shall be completely worked except in the case of accident, sickness or bereavement, layoff or other justifiable reason.

(b) Should an employee be required to work on any of the holidays for which he is paid, he shall receive pay for such holiday plus time and one-half.

(c) It is agreed that no overtime will be performed on the regular local union monthly meeting night.


ARTICLE 23  -  STATUTORY HOLIDAY

(a)      The Employer agrees to pay for the following holidays :

         New Year's Day
         Victoria Day
         Good Friday
         Canada Day
         Civic Holiday
         Labour Day
         Thanksgiving Day
         The day before Christmas, December 24
         Christmas Day
         Boxing Day

(b) Pay for such holidays shall be eight (8) hours pay at the standard hourly rate for time workers and eight (8) hours average hourly earnings for piece workers based on the past six (6) months.

(c) In the event of a statutory holiday falling on a Saturday or Sunday, such holiday shall be observed on the following Monday.

(d) To qualify for the above listed holidays, an employee shall work the last scheduled work day prior to and the first scheduled work day following such holiday except in the case of accident, sickness, bereavement or other justifiable reason.

(e) Employees with seniority who have been laid off or who have gone on sick leave will qualify for holiday pay provided they have worked within two (2) weeks of the holiday.

(f) When one of the above holidays falls within an eligible employee's vacation period, he shall receive full pay for such holiday and an additional day off.

(g) Upon completion of the employee's probationary period the employee will be paid for all statutory holidays which occur during his probationary period provided the employee meets the qualification requirements set out in Article 23(d) and (e).

ARTICLE 24  -  VACATIONS WITH PAY

(a) All employees at June 30 who have been in the employ of the Company less than one (1) year shall receive as vacation pay four percent (4%) of the employee's total earnings calculated from the commencement of their employment to June 30 as provided by the Employment Standards Act of Ontario.

(b) Each employee who has been steadily employed in the Company for a period of more than one (1) year but less than five (5) years prior to June 30 shall receive two (2) weeks' vacation and payment shall be four percent (4%) of the employee's total earnings to be computed from the last date vacation pay was paid to June 30th.

(c) Each employee who has been steadily employed in the Company for a period of more than five (5) years but less than fifteen (15) years prior to June 30 shall receive two (2) weeks' vacation granted concurrently and a third week shall be taken at such time that the Company and the employee shall mutually agree upon and payment shall be six percent (6%) of the employee's total earnings to be computed from the last date vacation pay was paid to June 30th.

(d) Each employee who has been steadily employed in the Company for a period of fourteen (14) years or more prior to the vacation shall receive two (2) weeks' vacation granted concurrently and an additional two (2) weeks' vacation which shall be taken at such time that the Company and the employee shall mutually agree upon. Payment shall be eight percent (8%) of the employee's total earnings to be computed from the last date vacation pay was paid to June 30th.



(e) Vacation requests must be submitted in writing at least sixty (60) days prior to the requested leave dates. The vacation period for the employees who have not indicated any preference shall be scheduled at the Employer's discretion. Should there be a conflict in the requested vacation dates, the Employee with the most seniority in the department shall be given preference.

         An employee who has more than two weeks vacation shall be limited to taking two weeks vacation during the prime vacation period, ie: June 15 to September 15. The remainder of the employee's vacation shall be scheduled outside the prime vacation time, but not later than the end of the calendar year.

(f) Vacations shall not be accumulated or waived but must be taken within the current calendar year.

(g) An employee who leaves the employment of the Employer for any reason prior to June 30th shall receive a vacation pay based on the previous year's vacation entitlement.

(H)      "Gross earnings" shall mean - total taxable earnings for the fifty-two
         (52) week period from July 1st to June 30th.

ARTICLE 25  -  REST PERIODS

(a) The Employer agrees to continue rest periods of 15 minutes each in the morning and 10 minutes in the afternoon. The Employer also agrees to give the employees 5 minutes allowance for cleaning up immediately before the end of the work day.


ARTICLE 26  -  JURY DUTY

(a) All employees who are called to jury duty shall be paid for their lost time on a make-up basis between their base rate and any outside fees paid.

ARTICLE 27  -  LEAVE OF ABSENCE

(a)      Union Business Leave

         Up to two (2) employees who have been elected or appointed by the Union to attend Union conventions or conferences will be granted an unpaid leave of absence provided that the Union gives the Employer a minimum of five (5) working days notice in writing and provided that such absence does not interfere with the efficient operation of the plant.

(b) The Employer agrees to continue the pay of any employee absent from work on Union business which is not paid for by the Employer as provided for elsewhere in the Agreement and the Union shall reimburse the Employer for such wage payment upon receipt of a monthly statement. Such leave of absence shall be authorized in writing by the Union.

(c) Provided the Union gives the Employer at least one (1) month's written notice the Employer agrees to grant an employee leave of absence without pay or benefits for up to one (1) year to work in an official capacity for the Union provided :

(c)      (i)      such request is made by an authorized representative of the
                  Union, and

         (ii) such absence does not interfere with the efficient operation of the plant.

         (d)      Paid Education Leave

                  (i) The Employer agrees to pay into a special fund one cent ($0.01) per hour per employee for all compensated hours, for the purpose of providing paid education leave.

                  (ii) The purpose of paid educational leave will be to upgrade the employees in all aspects of handling their Union Functions in respect to employer/employee relations.

                  (iii) Such monies will be paid quarterly into a trust fund established and administered by the United Steelworkers of America, and sent to 25 Cecil Street, Toronto, M5T 1N1; accompanied by data showing the basis of payment.

                  (iv) The Employer further agrees that members of the bargaining unit, selected by the Union to attend the recognized Union Educational courses, will be granted a leave of absence without pay for up to twenty (20) days actual instruction time, plus travel days, where necessary, in any twelve (12) month period. Seniority will continue to accrue during any such absence.

(e)      Pregnancy Leave

         If an employee is absent from her employment for a continuous period of not more than six (6) months by reason of pregnancy, she shall be entitled to return to her job upon recovery from pregnancy.

(f) Any new employee hired to take the place of the person who left due to pregnancy above shall have her employment terminated when the old employee returns to her job.

ARTICLE 28  -  BEREAVEMENT LEAVE

(a) When death occurs in a seniority employee's immediate family (i.e., current spouse, father, mother, child, brother, sister, mother-in-law, father-in-law) the employee on request will be excused from work for a period of three (3) consecutive working days up to and including the day after the funeral and shall be paid for such time at his or her hourly rate of pay or average earnings. Such employee shall not be entitled to receive any pay hereunder for any day upon which he or she would not have been scheduled or expected to work for the Employer.

(b) When death occurs to an employee's sister-in-law, brother-in-law, grandparent or grandchild the employee on request will be excused from work for a period of one (1) day provided the funeral is on the employee's regular working day (the employee is not required to attend the funeral).

ARTICLE 29  -  KEY MAN

(a) The key Man shall receive a premium of twenty-five cents ($0.25) per hour only when the Employer tells him or her in writing to take over the department when the foreman is away.

ARTICLE 30  -  UIU HEALTH AND WELFARE FUND

(a) The Employer agrees to pay towards the Upholsterers' International Union Health and Welfare Plan or equivalent a sum equal to 5.6% of the total Union employees' payroll. The said 5.6% to be forwarded by cheque to the Upholsterers' International Union of North America, Local 400, not later than the fifteenth day of each month for the preceding month.

ARTICLE 31  -  PENSION PLAN

(a) The Employer agrees to pay to the Union three and one-half percent (3.5%) of the gross wages earned by its employees and members of this Union to be paid by the Union into the Group Registered Retirement Savings Plan Fund.

         The Union is to provide the Employer with a copy of the Group Registered Retirement Savings Plan documents and Group Registered Retirement Savings Trust Agreement within one (1) month after ratification of this Agreement.

ARTICLE 32  -  BULLETIN BOARD

(a) The Employer agrees that the Union may use a bulletin board designated for the purpose provided that its use shall be restricted to the posting thereon of such notices as have received the prior approval of the Employer and such notices shall pertain to meetings, social activities and Union business.

ARTICLE 33  -  SAFETY AND HEALTH

(a) The Employer, the Union and the employees agree to cooperate in the prevention of accidents and the enforcement of plant safety rules. No employee shall be required to work on any operation that is or can be considered a hazard to health or life.

(b)      Payment for Injured Employees

         In the event that an employee is injured in the performance of his duties, he shall, to the extent that he is required to stop work and receive treatment, be paid for wages the remainder of his shift. If it is necessary, the Employer will provide or arrange for suitable transportation for the employee to the doctor or hospital and back to the plant and/or to his home as necessary.

(c)      Safety Boots

         The Company will contribute sixty-five dollars ($65.00) once per calendar year towards the cost of one (1) pair of safety boots for employees having one (1) year's seniority who are required by the Company to wear safety boots. The employee must produce a valid receipt for the current year in order to receive the sixty-five dollars ($65.00) for such year. Such employee must wear his safety boots at work.

ARTICLE 34  -  CORRESPONDENCE

(a) Except where otherwise provided, any notice which either party desires to give to the other shall be given by prepaid registered post as follows :

         TO THE EMPLOYER:

             Star Bedding Products (1986) Limited
             53 Courtland Avenue
             Concord, Ontario
             L4K 3T2

         TO THE UNION:

             United Steelworkers of America
             Upholstery Division
             115 Albert Street
             P.O. Box 946
             Oshawa, Ontario   L1H 7N1

(b) Any notice given under this Agreement as above shall be deemed given and received as of the business day following the date of mailing.

ARTICLE 35  -  TECHNOLOGICAL CHANGE

(a) In the event of technological change which results in the displacement of an employee from his job, the Employer and the Union will meet to discuss alternatives available to help such employee avoid layoff or termination of employment. Such alternatives may include training, reassignment to available work, or exercise of seniority provisions of this Agreement.

ARTICLE 36  -  CREDIT UNION CHECK-OFF

(a) Upon request of an employee, the Employer agrees to implement weekly payroll deductions for the Steelworkers Credit Union and remit deductions on a monthly basis to the Toronto Steelworkers Credit Union, 25 Cecil Street, Toronto, Ontario, M5T 1N1.

ARTICLE 37  -  COPIES OF AGREEMENT

(a) The Employer is prepared to print fifty (50) copies of this Agreement and give them to the Union Steward for distribution. The Employer is prepared to distribute additional copies if an employee so requests.

ARTICLE 38  -  MEDICAL CERTIFICATE

(a) When an employee is requested by the Employer to provide a medical certificate, the Employer will reimburse him to a maximum of ten dollars ($10.00) upon presentation of a valid receipt.

ARTICLE 39  -  MINUTE OF SILENCE

(a) The Employer agrees to observe April 28th of each year as a Day of Mourning in recognition of workers who were killed or injured on the job; and in this regard will observe one (1) minute of silence at 11 a.m. on this day.


ARTICLE 40  -  RENEWAL  -  AMENDMENT  -  TERMINATION


(a) This Agreement shall come into force on January 1, 1997 and shall remain in full force until the 31st day of December, 1999 and shall be renewed and remain in force from year to year unless notice of termination is given by either party thirty (30) days prior to the expiry date.

(b) Either party may on ten (10) days notice in writing require the other party to enter into negotiations for renewal or amendment of this Agreement within the period of three months prior to the expiry date and both parties shall thereupon enter into such negotiations in good faith and make every effort to secure such a renewal.

(c) Notice to modify or amend this Agreement shall not be deemed notice to terminate.

         IN WITNESS WHEREOF the parties hereto have caused this Agreement to be signed by its duly authorized representatives as of this
         day of               , 1997.



                      STAR BEDDING PRODUCTS (1986) LIMITED
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                         UNITED STEELWORKERS OF AMERICA
                               through its agent,
                                    LOCAL 400
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                             LETTER OF UNDERSTANDING






         It is agreed that if a truck driver loses his license, the Company will in its discretion place the employee in an open job in the plant.





DATED AT TORONTO  this           day of                               , 1997.




                      STAR BEDDING PRODUCTS (1986) LIMITED
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                         UNITED STEELWORKERS OF AMERICA
                               Through its agent,
                                    LOCAL 400
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
                             LETTER OF UNDERSTANDING




         The Employer agrees that a new employee hired after the commencement of this Agreement will not receive a rate of pay higher than that being paid a present employee with similar qualifications in the same job.






DATED AT TORONTO  this            day of                              , 1997.







                      STAR BEDDING PRODUCTS (1986) LIMITED
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                         UNITED STEELWORKERS OF AMERICA
                               Through its agent,
                                    LOCAL 400
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
                                  SCHEDULE "A"
                      STAR BEDDING PRODUCTS (1986) LIMITED
               JOB CLASSIFICATIONS AND HOURLY & BASE RATES OF PAY

The company and the Union agree to the following minimum rates of pay:


                                                           - Memo Only -   Effective on   Effective on    Effective on
                                                           Current Rates      Jan 1,         Jan 1,          Jan 1,
Department                 Job Classification                  12/96           1997           1998            1999
----------                 ------------------                -----           ----           ----            ----
Quilting                   -  Quilter                          7.75            7.86           7.97            8.09

                           -  Cutter                           7.75            7.86           7.97            8.09


Sewing                     -  Machine operator                 7.73            7.77           7.85            7.92


Mattress                   -  Mattress builder                 7.86            7.90           7.98            8.06

                           -  Mattress closer                  7.97            8.01           8.09            8.17

                           -  Foundation upholsterer           7.86            7.90           7.98            8.06

                           -  Line feeder                      8.01            8.13           8.25            8.37


Utility Operator           -  Wrapper                          8.01            8.13           8.25            8.37

                           -  Shipper                          8.73            8.86           8.99            9.12

                           -  Receiver                         8.73            8.86           8.99            9.12

                           -  Loader                           7.74            7.85           7.96            8.08

                           -  Janitor                          7.74            7.85           7.96            8.08


Driver                                                         8.56            8.69           8.82            8.95